Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

PAIN THERAPEUTICS, INC.

Pain Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”), which amends its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as described below, and does hereby further certify that:

FIRST: The Board of Directors of the Corporation duly adopted at a meeting resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein.

SECOND: Article FIRST of the Certificate of Incorporation is hereby amended by deleting and replacing in its entirety the following paragraph of such article:

“FIRST:  The name of this Corporation is Cassava Sciences, Inc.”

THIRD:  The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL without the necessity of a meeting or vote of stockholders pursuant to Section 242(b)(1) of the DGCL.

FOURTH:  This Certificate of Amendment shall become effective at 12:01 a.m. (Eastern) on March 26, 2019, in accordance with the provisions of Sections 103 and 242 of the DGCL.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 25th day of March, 2019.

Pain Therapeutics, Inc.

By:	/s/ Remi Barbier
Authorized Officer

Title:	Chairman, President & CEO
Name:	Remi Barbier